Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 2 PM PST
Tuesday, March 6, 2007
www.cognigen.com

Cognigen Networks Reports Quarterly Financial Results:

Company’s New Broadband Solution to QSR Market Taking Hold

Mountlake Terrace, Washington, March 6 /PRNewswire-First Call/ — Cognigen Networks, Inc. (OTC Bulletin Board: CGNW- news), the Seattle area based Internet-enabled marketer of communications services and certificated reseller, today announced its unaudited financial results for the three months ended December 31, 2006. The Company realized revenue of $1,817,317 for the three months ended December 31, 2006, compared to revenue of $2,514,028 for the same period in 2005. Net income was $91,402 for the period ended December 31, 2006, including a gain on the sale of assets of $236,897, compared to a net loss of $114,717 for the same period in 2006. Revenue for the six months ended December 31, 2006, was $4,121,406 compared to $5,335,900 for the same period in 2005. The Company incurred a net loss of $21,965 for the six months ended December 31, 2006, compared to a net loss of $44,578 for the comparable period in 2005.

Complete details of the full unaudited results and related financial information may be found in Cognigen’s quarterly report on Form 10-QSB which has been filed with the SEC and which may be accessed through Edgar Online or other sources.

Gary Cook, Cognigen’s CFO and acting CEO, commented on the reported results, “The decrease in traditional revenue sources is in line with our expectations. We sold the majority of our proprietary telecommunication long distance accounts so that we could concentrate on our opportunities as a broadband provider of bundled solutions to the Quick Service Restaurant/Retail (QSR) industry. We are currently serving 35 QSR customers in California, Oregon and Florida with our bundled broadband services, and we are completing installation for an additional six QSR customers in California. These business accounts are being served and billed under three year service level agreements. This new direction represents a very significant development in fulfilling our strategy to build our base of business customers as we reverse the trend of decreasing traditional revenue sources. In the process we are securing long term, highly reliable revenue for the Comany.”

Since becoming a public company seven years ago, Cognigen has served approximately 870,000 customers worldwide who have purchased telecommunication and personal technology services and products from the Company’s websites. Each of the approximately 134,000 persons, who are currently registered as Cognigen agents, has a website that is replicated from the main www.ld.net site. These web sites are provided free of charge to the agents immediately upon signing up as a Cognigen independent representative.

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://.www.cognigen.net . Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent initiated sales as well as those generated directly off its main website are fulfilled via proprietary software utilizing the Internet. The Company sells as a master agent or certificated reseller the services of industry leaders such as Time Warner Cable, New Edge Networks, Vinculum Communications, AccuLinq, Inphonic Cellular, ShopForT1-Telarus, IBN Tel, Pioneer Telephone, OPEX, PowerNet Global and UniTel. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some forty four state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to approximately 870,000 customers worldwide.

The information herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes, the possibility of increased competition, and the possibility that the operations of CBSi will not prove to be successful. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward- looking statements.

Source:	Cognigen Networks, Inc.
Contact:	Gary L. Cook
6405 218th St. SW, Suite 305
Mountlake Terrace, WA 98043-2180
425-329-2315 voice
425-329-2301 fax
Gary@seattle.cognigen.net